EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/12/05	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS SEPTEMBER SALES
AND PRELIMINARY THIRD QUARTER EPS

Global comparable sales rose 3.9% in September, 4.1% for the third quarter
U.S. comparable sales rose 2.7% in September, 3.7% for the third quarter
Europe comparable sales rose 6.6% in September, 5.1% for the third quarter
Third quarter 2005 earnings per share is expected to be about $0.58

OAK BROOK, IL - McDonald's Corporation announced today that global Systemwide sales for McDonald’s restaurants rose 6.3% in September, 6.0% in the third quarter and 6.7% year to date. In constant currencies, these increases were 5.0%, 5.1% and 4.9%, respectively.
McDonald’s Chief Executive Officer Jim Skinner said, "Combined initiatives focused on providing customers more menu variety, compelling everyday value, convenient and contemporary restaurants, and relevant marketing continue to deliver results worldwide.
"Our U.S. business has now posted 30 consecutive months of comparable sales increases. September’s solid performance was primarily due to positive customer response to our new Premium Chicken Sandwiches, more convenient hours and strong breakfast business. This result was despite the impact of the hurricanes in the Gulf and a tough prior year comparison reflecting the successful 2004 Chicken Selects launch.
"In Europe, we’re building sales momentum and increasing customer visits in key markets by complementing our classic core menu with enhanced menu variety and compelling value. For example, Germany’s limited-time Bigger, Big Mac promotion along with the Ein Mal Eins value menu and recent national coupon promotion drove strong results in the month. In the United Kingdom, we’re encouraged by the initial consumer response to the Toasted Deli Sandwich launch that is supported with a significant marketing effort including a strong sampling program.

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    "In Asia/Pacific, Middle East and Africa, our ongoing initiatives to enhance menu variety and value contributed to comparable sales rising 2.2% for the month and 3.5% for the quarter."

Percent Inc/ (Dec)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended September 30,	2005	2004	Reported	Currency
McDonald’s Restaurants*	3.9	7.3	6.3	5.0
Major Segments:
U.S.	2.7	10.6	3.5	3.5
Europe	6.6	(0.6)	8.7	7.9
APMEA**	2.2	7.3	6.3	3.9

Quarter ended September 30,
McDonald’s Restaurants*	4.1	5.8	6.0	5.1
Major Segments:
U.S.	3.7	8.5	4.4	4.4
Europe	5.1	0.3	6.1	6.4
APMEA**	3.5	5.4	7.0	5.3

Year-To-Date September 30,
McDonald’s Restaurants*	3.8	7.6	6.7	4.9
Major Segments:
U.S.	4.5	10.4	5.2	5.2
Europe	2.6	2.7	7.0	4.0
APMEA**	3.4	6.5	7.6	5.0

* Excludes non-McDonald’s brands
** Asia/Pacific, Middle East and Africa

Preliminary third quarter 2005 earnings per share of about $0.58 includes $0.02 per share of income primarily related to the completion of the transfer of the Company's ownership interest in an international market to a developmental licensee. As discussed in the footnotes to the Company's 2004 financial statements, third quarter 2004 pro forma earnings per share of $0.59 included $0.02 per share of share-based compensation expense as well as a $0.07 per share tax benefit primarily due to the transfer of shares between subsidiaries.

Definitions
•	Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters such as hurricanes Katrina and Rita. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

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•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•	Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Upcoming Communications
McDonald's tentatively plans to release third quarter results before the market opens on October 20, 2005, and will host an investor webcast at 10:30 am Central Time. A link to the live and archived webcast will be available on www.investor.mcdonalds.com.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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